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                                                                  EXHIBIT (b)(1)

March 22, 1999

Board of Directors
United States Filter Corporation
40-004 Cook Street
Palm Desert, California 92211

Ladies and Gentlemen:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.01 per share (the "Company Common Stock"), of United States Filter Corporation (the "Company") of the consideration to be received by such holders in connection with the proposed acquisition of the Company by Vivendi SA (the "Acquiror"), pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of March 22, 1999, by and among the Company, the Acquiror and Eau Acquisition Corp., a wholly owned subsidiary of the Acquiror ("Acquisition Sub").

     As more specifically set forth in the Agreement, Acquisition Sub will commence a tender offer (the "Proposed Tender Offer") to purchase all outstanding shares of Company Common Stock, including the associated preferred share purchase rights, at an offer price of $31.50 per share in cash. The Proposed Tender Offer will be subject to certain conditions, including, a majority of the outstanding shares be validly tendered in the Proposed Tender Offer and not withdrawn. Following consummation of the Proposed Tender Offer, Acquisition Sub will be merged with and into the Company (the "Proposed Merger," and together with the Proposed Tender Offer, the "Proposed Acquisition"). Pursuant to the Proposed Merger, each then-outstanding share of Company Common Stock (other than (i) shares held by the Company, the Acquiror, Acquisition Sub, or any wholly owned subsidiary of the Company and (ii) Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive the consideration paid per share of Company Common Stock in the Proposed Tender Offer.

     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) a draft dated March 22, 1999 of the Agreement; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three-year period ended March 31, 1998 and the Quarterly Reports on 10-Q for the Company for the quarters ended June 30, 1998, September 30, 1998, and December 31, 1998 (as restated or amended); (iii) certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company, furnished to us by the Company for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (v) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities; and (vi) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We also have considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We also have met with certain officers and employees of the Company to discuss the foregoing as well as other matters we believe relevant to our inquiry.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have neither attempted independently to verify, nor assumed any responsibility for verifying, any of such information. We have not conducted a physical inspection of any of the properties or facilities of the Company, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities. With respect to financial projections, we have assumed that they were reasonably prepared and reflect the best currently available estimates and judgment of the management of the Company as to the future financial performance of the Company, and we express no view with respect to such projections or the assumptions on which they are
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United States Filter Corporation
March 22, 1999
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based. We also have assumed the definitive Agreement, when executed, will not contain any terms or conditions that differ materially from the draft we have reviewed and that the Proposed Acquisition will be consummated in a timely manner and in accordance with the terms of the Agreement, without waiver of any of the conditions precedent to the Proposed Acquisition contained in the Agreement.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the business prospects of the Company; (iii) the historical and current market for the Company Common Stock and for the equity securities of certain other companies that we believe to be comparable to the Company; and
(iv) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. We have not been asked to consider, and our opinion does not address, the relative merits of the Proposed Acquisition as compared to any alternative business strategy that might exist for the Company. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be paid in the Proposed Acquisition to the holders of Company Common Stock and is not a recommendation that holders of the Company Common Stock tender shares in the Proposed Tender Offer.

     As you are aware, Salomon Smith Barney Inc. ("Salomon Smith Barney") is acting as financial advisor to the Company in connection with the Proposed Acquisition and will receive certain fees for our services, a substantial portion of which fees is contingent on consummation of the Proposed Acquisition. In addition, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade the debt and equity securities of the Company and the Acquiror for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We or our predecessors or affiliates previously have rendered certain investment banking and financial advisory services to the Company and the Acquiror, for which we or such predecessors or affiliates received customary compensation. Salomon Smith Barney and its affiliates (including Citigroup Inc. and its affiliates) may have other business and financial relationships with the Company and the Acquiror.

     This opinion is intended solely for the benefit and use of the Company (including the management and directors of the Company) in considering the transaction to which it relates and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, other than as expressly provided for in the engagement letter, dated March 1, 1999, among the Company, J.P. Morgan Securities and Salomon Smith Barney.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the consideration to be received by the holders of the Company Common Stock in the Proposed Acquisition is fair, from a financial point of view, to such holders.

                                            Very truly yours,

                                            SALOMON SMITH BARNEY INC.